Exhibit 99.1

PRESS RELEASE
For Immediate Release

ORPHAN MEDICAL ANNOUNCES STRONG POSITIVE
XYREM® CLINICAL RESULTS
-Landmark Trial Demonstrates Significant Improvement in
Excessive Daytime Sleepiness Associated with Narcolepsy-

MINNEAPOLIS–May 19, 2004–ORPHAN MEDICAL, INC. (Nasdaq: ORPH) announced that it has received strong positive data across both primary and secondary endpoints from its Phase III(b) clinical trial known as SXB-15. The trial evaluated improvement in the excessive daytime sleepiness (EDS) of patients with narcolepsy when a dose of 4.5, 6.0 or 9.0 grams of Xyrem®(sodium oxybate) oral solution was added to the unchanged stimulant therapy. This double-blind, placebo-controlled, randomized trial assessed 228 patients over an eight week treatment period in 40 sleep centers in North America and eight in Europe.

Narcolepsy is a chronic, debilitating neurological disease characterized by symptoms of excessive daytime sleepiness, cataplexy (sudden loss of muscle tone) and fragmented nighttime sleep. Excessive daytime sleepiness is experienced by all narcolepsy patients and is usually treated with stimulants during the day to help keep patients awake. Xyrem is currently the only approved medication for the treatment of cataplexy.

Bill Houghton, M.D., Chief Medical & Scientific Officer, Orphan Medical, said, “This was a positive trial across all measures. The results are all the more striking given that Xyrem was used in addition to stimulants commonly prescribed to treat EDS. We are very pleased with the results of this trial and look forward to analyzing the data further over the next few weeks.”

Trial Results
Primary endpoints of the trial were changes in the Epworth Sleepiness Score (ESS) and Clinical Global Impressions of Change (CGIc). The ESS results were statistically significant at the 6.0 gram (p < 0.001) and 9.0 gram (p < 0.001) doses. A statistically significant response (p = 0.001) was seen at all Xyrem dose levels in the CGIc using a responder analysis that classified “responders” as patients who were “much improved” or “very much improved” as assessed by the treating physician.

Secondary endpoints included changes in the Maintenance of Wakefulness Test (MWT), polysomnography recordings, as well as reductions in inadvertent daytime naps, nighttime awakenings and the number of cataplexy attacks.

MWT is an objective test used to measure the degree of EDS. The 9.0 gram Xyrem dose showed a particularly dramatic MWT response with a statistically significant (p < 0.001) increase of more than 10 minutes from the baseline measure of 7.6 minutes. The 4.5 and 6.0 gram doses showed minor improvements that did not reach statistical significance. Inadvertent daytime naps were significantly reduced at both the 6.0 gram (p < 0.001) and 9.0 gram (p = 0.002) dose levels.

Polysomnography is used to record the brain’s electrical activity in order to measure the stages of a patient’s sleep. The polysomnography results indicated that Xyrem increased the duration of Stage 3 and Stage 4 sleep, which are referred to as slow wave sleep and are believed to be the physiologically restorative components of sleep. Xyrem extended total Stage 3 and 4 sleep by 24 minutes per night at the 6.0 gram dose (p < 0.001) and by over 50 minutes per night at the 9.0 gram dose (p < 0.001). The increase in slow wave sleep was accommodated by dose related increases in total sleep time and by dose related decreases in Stage 1 and REM sleep. Furthermore, nighttime awakenings per week were significantly reduced at both the 6.0 gram dose (p < 0.001) and the 9.0 gram dose (p = 0.004).

Jed Black, M.D., Medical Director, Stanford University Sleep Disorders Clinic, and an investigator in the SXB-15 trial, commented, “An increase of three to four minutes in MWT is important, but an increase of over 10 minutes is remarkable especially when it represents an incremental improvement beyond stimulant therapy. The effect on Stage 3 and 4 sleep is also substantial. The reduction in the number of awakenings at night and in time spent awake during the night is compelling. Clearly, based on this and previous trials, Xyrem should have an important and primary role in addressing the fragmented sleep and the debilitating daytime symptoms of narcolepsy patients.”

The trial reaffirmed the efficacy of Xyrem at the 6.0 gram (p = 0.002) and 9.0 gram (p < 0.001) doses in reducing cataplexy attacks, which had been demonstrated in prior Xyrem trials. Moreover, the 4.5 gram dose in this trial showed efficacy (p = 0.021) in reducing cataplexy over the eight-week treatment period.

The trial also assessed the daytime functioning of narcolepsy patients using the Functional Outcomes Sleep Questionnaire (FOSQ), a validated tool to evaluate this important measure. FOSQ global scores were statistically significant at the 6.0 gram (p = 0.040) and 9.0 gram (p < 0.001) doses. The FOSQ is composed of five factorial scores, four of which were statistically significant at the 9.0 gram dose (p = 0.001).

No new or unexpected adverse events were seen in the SXB-15 trial and the safety profile was similar to that of previous Xyrem trials and commercial use. The most common adverse events included nausea, dizziness and vomiting, and were dose related. Disorientation at night, sleepwalking and enuresis, or bedwetting, occurred infrequently, but more often at the 9.0 gram dose.

Additional data from the SXB-15 trial will be presented at the upcoming Associated Professional Sleep Societies meeting in Philadelphia, June 6-10.

Xyrem Update and Next Steps
John H. Bullion, the Company’s CEO, stated, “These impressive SXB-15 results are convincing evidence that Xyrem has a broader application for the treatment of narcolepsy. With its current cataplexy labeling, Xyrem prescribing continues to grow steadily: 2,962 Xyrem prescriptions were filled in the past six weeks. Our plan is to expand the Xyrem label beyond cataplexy. We expect to obtain results of our second Phase III(b) trial, EXCEEDS, later in the third quarter and intend to file a Supplemental New Drug Application (sNDA) incorporating the results of both trials with the U.S. Food and Drug Administration (FDA) by the end of the year.”

“We also believe Xyrem has therapeutic potential beyond narcolepsy,” added Bullion. “We will begin patient enrollment this summer in a proof-of-principle trial to assess Xyrem as a treatment for fibromyalgia syndrome and we are pursuing a number of Phase IV studies. Finally, our program to develop an extended-release once-nightly Xyrem formulation is on schedule.”

Conference Call
The Company also announced that Orphan Medical management will host a live Webcast to review the results of SXB-15 and provide an update on continuing Xyrem development efforts on Thursday, May 20, at 10:00 a.m. Eastern Time.

To access the Webcast, go to the investor section of the Orphan Medical Web site at http://www.orphan.com and click on the Webcast icon. A replay of the Webcast will be available at the same address for two weeks.

Background Information
Narcolepsy is a chronic, debilitating neurological disease. Cataplexy, a sudden loss of muscle tone, is usually triggered by strong emotions such as laughter, anger, or surprise. As such, patients often selectively isolate themselves from interaction with others resulting in a dramatic effect on a patient’s quality of life. Narcolepsy afflicts approximately 100,000 to 140,000 Americans with about 50,000 to 75,000 patients receiving some form of treatment for their symptoms. An estimated sixty to ninety percent of those with narcolepsy suffer from cataplexy. All patients with narcolepsy suffer from excessive daytime sleepiness.

Fibromyalgia is a chronic condition that is estimated to affect as many as four million individuals in the United States and represents a market opportunity in excess of a billion dollars per year. The disease is characterized by widespread muscle pain and stiffness and affects women three times more often than men. Other symptoms include persistent fatigue, headaches, cognitive or memory impairment, morning stiffness and non-restorative sleep.

Orphan Medical acquires, develops, and markets pharmaceuticals of high medical value for inadequately treated and uncommon CNS diseases treated by specialist physicians. The lead product for the company is Xyrem, which is the first and only approved treatment for cataplexy associated with narcolepsy. Xyrem is also being assessed as a treatment for the full range of narcolepsy symptoms including excessive daytime sleepiness. Orphan Medical’s pipeline includes development stage products for fibromyalgia and pain. Orphan Medical’s Internet Web site address is www.orphan.com

CONTACT:	Tim McGrath (CFO) David Folkens (Corporate Communications)	(952) 513-6900 (952) 513-6994

###

The information in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These are set forth in the cautionary statements included in Orphan Medical’s most recent Form 10-Q or Form 10-K filed with the Securities and Exchange Commission. (These documents can be accessed through the Orphan Medical Web site at http://www.orphan.com). All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements.